Company Contacts:
Randy L. Kotler
Chief Accounting Officer/ Interim Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

Hunter Blankenbaker
Director of Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Says Securities Class Action Lawsuit is Without Merit

HOLLYWOOD, Fla., December 13, 2006 – TOUSA (NYSE: TOA) announced today that it believes a federal securities class action lawsuit filed against the Company and certain executive officers is without merit and that it intends to defend the lawsuit vigorously.

The suit, which was filed in the United States District Court for the Southern District of Florida on behalf of purchasers of TOUSA’s common stock between August 1, 2005 and November 6, 2006, alleges that the Company violated the Securities Exchange Act of 1934.

The plaintiff and other class members are seeking an amount to be determined at trial (if any) for the alleged wrongdoing.

TOUSA is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release contains forward-looking statements, including the Company’s belief that the federal securities class action lawsuit filed is without merit and its intention to defend the litigation vigorously. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 10, 2006 and TOUSA’s report on Form 10-Q for the quarter ended September 30, 2006, filed with the Commission on November 14, 2006.